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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Rowan Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Rowan Companies, Inc. on Tuesday, May 8, 2007, at 9:00 a.m., Central time, in the Monarch Room of the Westin Galleria Houston, 5060 West Alabama, Houston, Texas.

At the meeting, you will be asked to:

•	Elect four Class I Directors for a three-year term;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting.

Stockholders of record on March 9, 2007 may vote at the meeting. Each share entitles the holder to one vote. You may vote in any of the following ways: by attending the meeting in person, by completing the enclosed proxy card, or by telephone or over the internet using the instructions on the enclosed proxy card. For specific voting information, see page 1 of the enclosed proxy statement.

Even if you plan to attend the meeting, please vote your shares by proxy card, by telephone or over the internet. Your vote is important.

Sincerely,

D. F. McNease	Melanie M. Trent
Chairman	Secretary

ROWAN COMPANIES, INC.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6189
(713) 621-7800

PROXY STATEMENT — 2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Rowan Companies, Inc. for the 2007 Annual Meeting of Stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we refer to Rowan Companies, Inc. as “the Company,” “we,” “our” or “us.”

We intend to mail this proxy statement to stockholders on or about April 4, 2007.

Who may vote

Only stockholders of record on March 9, 2007 may vote at the meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the internet or to vote in person at the meeting.

If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions that accompany your proxy materials.

If you hold your shares indirectly in the Rowan Companies, Inc. or the LeTourneau Technologies, Inc. savings plans (the “Saving Plans”), you have the right to direct the trustee of your plan how to vote as described on your proxy card.

How to vote

You may vote either in person at the Annual Meeting of Stockholders or by proxy whether or not you plan to attend the meeting. To vote by proxy, you must either:

•	Complete the enclosed proxy card, sign it and return it in the enclosed postage-paid envelope;

•	Vote by telephone by following the instructions on the enclosed proxy card; or

•	Vote over the internet by following the instructions on the enclosed proxy card.

Giving us your proxy means you authorize the persons appointed as proxies to vote your shares at the meeting in the manner that you have indicated. You may vote for all, some or none of our director nominees. You may vote for or against the ratification of the appointment of our independent auditors. You may also abstain from voting. If you sign and return the enclosed proxy card but do not indicate your vote, the appointed proxies will vote your shares in favor of our director nominees and for the ratification of the appointment of our independent auditors.

How we solicit proxies

We are mailing this proxy statement and the proxy card on or about April 4, 2007. In addition to this mailing, Rowan employees may solicit your proxy personally, electronically or by telephone. Rowan will pay all costs of solicitation and has retained D. F. King & Co., Inc. to assist with the solicitation at an estimated cost of $8,500, plus reasonable expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

Revoking a proxy

You may revoke your proxy by submitting a new proxy with a later date including a proxy given via the internet or telephone or by notifying our Secretary before the meeting by mail at the address shown on page 24. If you attend the meeting in person, you may request that your previously submitted proxy not be used.

Quorum

We must have a quorum to be able to carry on the business of the meeting. We will have a quorum if the holders of a majority of the shares entitled to vote are represented at the meeting, either by proxy or in person. On the record date, there were 110,504,576 shares of our common stock outstanding. Each share is entitled to one vote on the matters to be presented at the meeting.

Votes needed

The nominees for Class I Director who receive the most votes will be elected to fill the available seats on the Board. Ratification of the appointment of our independent auditors requires the favorable vote of a majority of the votes cast.

Only votes cast for or against are counted in determining the voting outcome. Abstentions and broker non-votes are counted for quorum purposes, but not for voting purposes. Broker non-votes occur when a broker returns a proxy, but does not have the authority to vote on a particular matter.

Other Business

We are not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies unless you indicate otherwise on your proxy card.

ELECTION OF DIRECTORS

Our Board of Directors has three classes with each elected for a three-year term. The current terms will expire on the date of our Annual Meeting of Stockholders, as follows:

•	Class I has four directors who will serve until 2010;

•	Class II has three directors who will serve until 2008; and

•	Class III has three directors who will serve until 2009.

Four Class I directors are to be elected at this meeting. Mr. William T. Fox III, Sir Graham Hearne, Mr. Henry E. Lentz and Mr. P. Dexter Peacock, each of whom is an incumbent Class I Director. All of the candidates were nominated by the Nominating and Corporate Governance Committee of the Board of Directors, and the full Board concurred with those nominations. If a director nominee becomes unavailable to serve prior to the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

On January 18, 2007, the Board of Directors increased the size of our Board to ten members and Mr. Robert E. Kramek was elected to serve as a Class III director. Mr. Kramek’s term expires in 2009.

Our Nominees for Class I Director

William T. Fox III Age 61 Director since 2001 Class I	Formerly Managing Director responsible for the global energy and mining businesses of Citigroup, a corporate banking firm, from 1994 to 2003; retired in 2003.
Sir Graham Hearne Age 69 Director since 2004 Class I	Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 to 2002, and Chief Executive Officer from 1984 to 1991; retired in 2002. He also serves as the non-executive chair of Catlin Group Limited and on the boards of Braemar Seascope Group plc, Stratic Energy Corporation and as deputy chair of Gallaher Group plc. He is a non-executive director of N. M. Rothschilds & Sons Ltd.
H. E. Lentz Age 62 Director since 1990 Class I	Formerly Managing Director of Lehman Brothers Inc., an investment banking firm, from 1993 to 2002; consultant to Lehman in 2003 and Advisory Director since 2004. He also serves on the boards of Peabody Energy Corp. and CARBO Ceramics, Inc.
P. Dexter Peacock Age 65 Director since 2004 Class I	Formerly Managing Partner of Andrews Kurth LLP, a law firm; Of Counsel to Andrews Kurth since 1997. He also serves on the board of Cabot Oil & Gas Corporation.

The Board recommends that you vote FOR each of the four nominees above.

Our Continuing Directors

D. F. McNease Age 55 Director since 1998 Class II	Chairman of the Board of the Company since May 2004; Chief Executive Officer of the Company since May 2003; President of the Company since August 2002; Executive Vice President of the Company and President of its drilling subsidiaries from 1999 to 2002.
Lord Moynihan Age 51 Director since 1996 Class II	Senior Partner of London-based Colin Moynihan Associates, an energy advisory firm, since 1993. He also serves as Executive Chairman of Clipper Windpower Europe Ltd. and Clipper Windpower Marine Ltd. and a Director of Clipper Windpower plc since January 2005; Member of the British House of Lords since 1997.
R. G. Croyle Age 64 Director since 1998 Class II	Vice Chairman and Chief Administrative Officer of the Company from August 2002 to December 2006; Executive Vice President of the Company from 1993 to 2002. He also serves on the boards of Boots & Coots International Well Control, Inc. and Magellan Midstream Holdings, L.P.

John R. Huff Age 61 Director since 2006 Class III	Chairman of Oceaneering International, Inc., a provider of engineered services and hardware to customers operating in the offshore oil and gas industry, other marine, space and harsh environments worldwide since 1990. Chief Executive Officer of Oceaneering from 1986 to 2006. He also serves on the boards of BJ Services Company and Suncor Energy, Inc.
Robert E. Kramek Age 67 Director since 2007 Class III	President and Chief Operating Officer of the American Bureau of Shipping (“ABS”) from 2003 to 2006; President and Chief Operating Officer of the ABS Americas Division from 1998 to 2003. Mr. Kramek joined ABS in 1998 after serving as Commandant of the United States Coast Guard, from which he retired as a Four Star Admiral.
Frederick R. Lausen Age 69 Director since 2000 Class III	Formerly Vice President of Davis Petroleum, Inc., an oil and gas exploration and production company; retired in 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

The table below shows the members of the committees of our Board of Directors, the principal function of each committee and how often such committees met during 2006. Additional information regarding the responsibilities of the Audit, Compensation and Nominating and Corporate Governance committees may also be found in their respective charters, which are available on the Company’s website at www.rowancompanies.com.

	Principal Function	2006 Meetings

Audit Committee William T. Fox III, Chairman Frederick R. Lausen P. Dexter Peacock	The committee is directly responsible for the engagement, compensation and oversight of the independent registered public accounting firm engaged to issue an audit report on the Company’s financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters and performance of our internal audit function.	5

Compensation Committee P. Dexter Peacock, Chairman Sir Graham Hearne John R. Huff H. E. Lentz	The committee recommends to the Board of Directors the compensation to be paid to our CEO and other top officers. The committee administers our debenture, stock option and annual and long-term incentive plans. See ‘‘Compensation Disclosure and Analysis” beginning on page 8.	8

Executive Committee D. F. McNease, Chairman William T. Fox III H. E. Lentz P. Dexter Peacock	The committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company, with certain exceptions noted in the Company’s Bylaws.	—

	Principal Function	2006 Meetings

Health, Safety and Environment Committee Lord Moynihan, Chairman Sir Graham Hearne John R. Huff Frederick R. Lausen	The committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters.	5

Nominating and Corporate Governance Committee H. E. Lentz, Chairman William T. Fox III Frederick R. Lausen Lord Moynihan	The committee generally identifies qualified board candidates and develops and recommends to the Board of Directors our corporate governance principles. As described under “Director Nominations” on page 22, the committee will consider for election to the Board qualified nominees recommended by stockholders.	4

DIRECTOR COMPENSATION AND ATTENDANCE

Depending on participation on committees and attendance at meetings, our non-employee directors receive the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. McNease is an employee of the Company and receives no additional compensation for serving as a director. Commencing in January 2007, Mr. Croyle ceased to be an employee of the Company and began to be compensated for his services as a director.

			Telephonic
	Retainer	Meeting Fee	Meeting Fee

Board of Directors	$40,000	$2,000	$1,000
Audit Committee	$15,000 (Chair only)	$3,000	$1,000
Other Committee	$10,000 (Chair only)	$2,000	$1,000

In 2006, each non-employee director received a grant of 2,000 restricted stock units (“RSUs”) under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (the “LTIP”). Newly elected outside directors receive 1,000 RSUs upon their election, as in the case of Mr. Kramek in January 2007, or when they cease to be employees of the Company, as in the case of Mr. Croyle in January 2007.

Directors are expected to meet their responsibilities by attending at least 75% of scheduled meetings of the Board and the committees on which they serve. The Board of Directors held eight meetings in 2006 and each director attended all of the meetings other than Lord Moynihan who was unable to attend our July meeting due to illness. Directors are strongly encouraged to attend our Annual Meetings of Stockholders and each of our directors attended our 2006 meeting.

The following table sets forth the aggregate compensation awarded to or earned by our directors during 2006. The table does not include Mr. C. Robert Palmer, who retired from our Board in April 2006.

Director Compensation for Fiscal Year 2006

	Fees Earned or	Stock
Name	Paid in Cash	Awards(a)(b)	Total

William T. Fox III	$93,000	$80,362	$173,362
Sir Graham Hearne	$76,000	$80,362	$156,362
John R. Huff	$52,000	$86,820	$138,820
Frederick R. Lausen	$85,000	$80,362	$165,362
H. E. Lentz	$87,000	$80,362	$167,362
Lord Moynihan	$74,000	$80,362	$154,362
P. Dexter Peacock	$95,000	$80,362	$175,362

(a)	We account for RSU awards as a “liability” award under Statements of Financial Accounting Standards No. 123R (“SFAS No. 123R”). This column sets forth the aggregate compensation expense recognized for financial statement reporting purposes in 2006, calculated in accordance with SFAS No. 123R. The total cost of the awards is based upon the number of RSUs awarded and the fair market value of our common stock on the grant date. The amount in the table reflects the 2006 pro rata portion of the total expense related to the 2005 grant (2,700 RSUs awarded to each director in May 2005) and the 2006 grant (2,000 RSUs awarded to each director in April 2006). Mr. Huff was elected to the Board during 2006 and therefore, was awarded an additional 1,000 RSUs in April 2006. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management.”

(b)	No amounts were expensed in 2006 in connection with stock option awards. We have not issued stock options to non-employee directors since 2004 and all outstanding options are fully vested. The aggregate number of stock options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” on page 7.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership of outstanding shares of our common stock as of February 28, 2007 for the following persons (based on 110,496,725 shares of common stock outstanding as of that date):

•	Each director or nominee;

•	Our principal executive officer, our principal financial officer and the other four highest paid officers of the Company (the named executive officers, or “NEOs”); and

•	All of our directors and executive officers as a group.

For our directors and officers, the information includes shares that they could acquire through May 8, 2007 by the exercise of stock options or the conversion of subordinated debentures. None of the shares shown below are pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors own one percent or more of our common stock. To our knowledge, no stockholder owned more than 5% of our outstanding shares of common stock at February 28, 2007.

			Savings		Debentures
	Restricted(1)	Shares	Plan(2)	Options	Series A	Series B	Series C

Directors
R. G. Croyle	1,004	74,958		287,320	16,807		35,009
William T. Fox III	7,897	4,000		6,000
Sir Graham Hearne	4,796	1,000		10,000
John R. Huff	3,037	10,000
Robert E. Kramek	1,004
Frederick R. Lausen(3)	7,897	23,000		6,000
H. E. Lentz(4)	7,897	39,200		6,000
D. F. McNease	85,180	8,343	10,614	456,944	16,807		35,009
Lord Moynihan(5)	7,897	7,000		6,000
P. Dexter Peacock	4,796	3,500		10,000
Other NEOs:
J. L. Buvens	7,989	9,050		79,047
M. A. Keller	7,989	24,200	4,213	112,797
D. P. Russell	7,464	1,525	996	13,749
W. H. Wells	6,888	10,354	7,230	31,536
All Directors and Executive Officers as a group (19 persons)(6)	178,457	293,725	30,699	1,193,498	43,698	21,333	90,018

(1)	For each of our non-employee directors, amounts shown are RSUs that are fully vested and may be converted to cash or stock upon a director’s termination of service from the Board. For each of our officers, amounts shown include restricted stock over which such officer has voting power but not investment power.

(2)	Savings Plan participants have sole voting power and limited dispositive power over such shares.

(3)	Mr. Lausen’s shares are owned jointly with his wife.

(4)	Includes 200 shares held in the names of Mr. Lentz’s two children with respect to which Mr. Lentz’s wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

(5)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(6)	Aggregate amount represents 1.7% of our outstanding shares of common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee

Our Compensation Committee is comprised of four independent board members: P. Dexter Peacock is the Chairman of the Committee, and Sir Graham Hearne, John R. Huff and H.E. Lentz are the other members of the Committee. Mr. Peacock, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultant. The Company gathers information requested by the Committee; management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting.

Typically, Mr. Peacock invites the Company’s CEO, the Vice President, Human Resources and the Vice President, Finance and CFO to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet in executive session and alone with its advisors.

Our NEOs are all corporate officers of the parent company. Employees of our Manufacturing Division have compensation and benefit plans that are similar but not identical to our corporate employees and Drilling Division employees.

Objectives of Our Compensation Program

The Committee’s goal in setting compensation for our NEOs is to align pay with the performance of the Company, while recognizing that our businesses are cyclical. The Committee reviews comparative pay information for our peer companies, prepared by the compensation consultant, and believes compensation levels should be competitive with our peers. The Committee has deliberately not set a percentile target for compensation but rather considers each individual situation, including experience, tenure in current position and individual performance to assist the Committee in its determinations. The Committee’s compensation philosophy is that more senior officers should have proportionally more pay at risk due to such individual’s greater ability to affect the Company’s financial performance. The Committee designed our compensation program consistent with this philosophy.

Compensation Consultant

In 2006, the Committee retained Pearl Meyer & Partners as its independent compensation consultant to advise the Committee on all matters relating to NEO compensation and general compensation programs. In January 2007, the Committee engaged Hewitt & Associates as its new independent compensation consultant for 2007 compensation matters.

Design of Our Compensation Program

Our compensation program is designed to compensate our executives for short-term and long-term performance and to retain and motivate employees whose performance contributes to our goal of maximizing stockholder value. In 2006, the Committee revised our compensation plans by:

•	Linking 50% of each NEO’s bonus to individual and group performance against certain predetermined goals, and

•	Revising the allocation of awards under the long-term incentive plan to rely more heavily on performance shares, with payout determined by our total stockholder return and return on investment compared to certain peer companies.

The Committee reviewed tally sheets for each NEO and compared such information to peer company and industry data gathered by our independent compensation consultant. For the NEOs other than the CEO, the Committee also received and reviewed the recommendations of the CEO. To date, the Committee has not reviewed internal equity analyses in the sense that it does not formally review the multiples of NEO pay versus our lowest-paid employees.

In 2006, the Committee utilized the following peer group that the Committee felt had generally comparable market and industry characteristics: Diamond Offshore Drilling, Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Noble Corporation, TODCO and Transocean Inc.

The Committee believes that the design of our compensation program is appropriate. The Committee has also reviewed payouts under the compensation program and may adjust the program at any time should the results of the program not meet the Committee’s objectives.

Review of Senior Executive Performance

Each year the Committee reviews each element of compensation of the NEOs. In each case, the Committee takes into account the scope of responsibilities and experience, and balances these against competitive compensation levels. In addition, each year, the CEO presents to the Committee his evaluation of each officer of the Company and certain officers of the Company’s subsidiaries (other than the Chief Executive Officer and, prior to his retirement, the Vice Chairman and Chief Administrative Officer, whose performance is reviewed by the Committee), including a review of contribution and performance over the past year, strengths, weaknesses and succession potential. The CEO also makes recommendations regarding adjustments to target bonus levels and LTIP awards for such officers. Following this presentation and a review of the compensation data, the Committee makes its own assessment and recommends to the Board of Directors the compensation package for each NEO.

Elements of Compensation

An executive’s compensation typically consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Long-term incentive awards comprised of restricted stock, performance shares and stock options;

•	Perquisites; and

•	Benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical peer company statistics and recent as well as anticipated trends in compensation.

Base Salary.  The base salaries for NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our peer companies to ensure the NEO salaries remain competitive. The Committee does not target a specific percentile of the market data since it feels that competitive conditions and the circumstances of the individual need to be considered, such as tenure in the position, responsibilities of the position as well as the individual’s achievements and performance. There is no specific weighting given to each factor. For the NEOs below the CEO, the Committee also receives a recommendation from the CEO as to suggested salary adjustments. The Committee considers those recommendations and receives a performance review of each member of management from the CEO. Utilizing all of this information, the Committee then determines what, if any, salary adjustment will be made. In 2006, the Committee felt that certain of the NEO positions were significantly under market with respect to base salary, and therefore some significant adjustments were made. The increases ranged from 13 to 31%.

Annual Incentive Compensation.  NEOs participate in two integrated short-term incentive compensation plans: a broad-based profit sharing plan (“Profit Sharing Plan”) and a targeted bonus plan (“Bonus Plan”). Any awards under the Bonus Plan are only made after the Profit Sharing Plan has been fully funded, and Bonus Plan awards to individual employees are first reduced by Profit Sharing Plan payouts. The plans focus on performance of our Drilling Division as the most significant portion of the Company’s earnings.

•	Profit Sharing Plan. The Profit Sharing Plan is a broad-based plan with approximately 400 participants. The Profit Sharing Plan pool is funded based on the level of earnings before interest, taxes, depreciation and amortization of our Drilling Division (“Drilling Division EBITDA”) in relation to revenues. If we have at least a 20% EBITDA return on such revenues (“Margin”) and the Company has a positive net income (excluding asset sales and other extraordinary events), then the pool is funded (on a sliding scale) as follows:

% EBITDA Margin	Pool Funding

20%	1% of EBITDA
25%	2.33% of EBITDA
30%	3.66% of EBITDA
35% or more	5% of EBITDA (maximum pool)

For 2006, the Profit Sharing Plan bonus pool was capped at 20% of eligible compensation. In 2006, based on the Company’s performance, the maximum pool was funded and all eligible employees, including each of the NEOs, received 20% of their base salary in the form of a profit sharing payout. These amounts were paid in January 2007.

•	Bonus Plan. Approximately 80 employees participate in our Bonus Plan. Each participant has an incentive target that is a percentage of base salary. These incentive targets are set by the Committee and have typically been set by tier, such that the top tier of officers (other than the CEO and Mr. Croyle, who were in separate tiers) have the same target incentive percentage. For 2006, the CEO’s incentive percentage was 75%, Mr. Croyle’s was 65% and each of the other NEOs was 55%. The Committee considers annually whether such percentages should be adjusted, primarily based on a review of competitive pay data and the individual’s responsibilities at the Company. In 2006, no adjustments were made to target percentages for the NEOs. The amount of the aggregate payment under the Bonus Plan could range from zero to 200% of the incentive target, depending upon the extent to which the Company’s and the individual’s performance goals are met or exceeded.

In 2006, the Bonus Plan was revised to divide the plan into two equal pieces: under one, payouts would depend solely on Drilling Division EBITDA relative to budget; under the other, payouts would depend on the degree to which the individual met specific operational and other goals. Specifically, the Committee approved payouts under the Bonus Plan to be determined as follows:

•	50% of payout is determined by the Drilling Division EBITDA relative to budget. If the Company has positive net income on a consolidated basis and Drilling Division EBITDA is at least 75% of budget, after the Profit Sharing Plan payout, then the Bonus Plan payout is calculated (on a sliding scale) as follows:

EBITDA as a % of Budget	% of Payout

Less than 75%	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125% or more	200% of target

In 2006, our Drilling Division EBITDA was $506 million, which would have dictated payouts near the 40% level. The Committee determined, however, that it would be inequitable to penalize management for certain elements of the shortfall, principally the deferral of revenue relating to the mobilization of rigs to the Middle East, moves the Board felt would be outstanding contributions to long-term stockholder value. As adjusted, EBITDA provided payouts at the 80% level.

•	50% of payout is determined by performance against specific individual and group goals approved by the Board (with respect to the CEO and Mr. Croyle) or by the CEO (with respect to the other NEOs). The Committee reviews the individual’s performance against his goals and uses its discretion to determine what percentage payout such individual will receive. For the CEO and Mr. Croyle, the Board of Directors completed score cards with respect to the individual’s performance against the goals approved by the Board in the prior year. Each NEO may receive between 0% and 200% of this discretionary portion of the bonus. In 2006, payout of this portion of the annual incentive was at the 200% level.

Payouts under these two categories are independent of each other and, as noted above, are reduced by the 20% Profit Sharing Plan payouts. The Committee may use its discretion in determining payouts under the Bonus Plan.

Long-Term Incentive Compensation.  The Committee grants long-term incentive awards to management under the LTIP, which was approved by the Company’s stockholders. The LTIP permits grants of various types of equity awards. Past awards have primarily been in the form of stock options, restricted stock and performance shares (for management) and RSUs (for directors).

The Committee believes that long-term awards should be primarily performance-based and that performance criteria should apply over a long term and from year to year. In 2006, the Committee determined to increase the relative proportion of performance shares and to reduce the degree to which awards were based solely on stock market performance and time-vesting.

The Committee generally approves LTIP awards annually, in meetings associated with the Annual Meeting of Stockholders. In making LTIP determinations, the Committee reviews past grants made to the NEOs, anticipated payout of performance shares already granted and certain peer group long-term incentive awards. Awards are made by determining a dollar amount of targeted compensation to be delivered to the NEO, and then granting stock options, restricted stock and performance shares that have a calculated value equal to that amount on the date of grant.

In 2006, LTIP awards were granted based on a multiple of the NEO’s base salary. The multiples for the NEOs were: three times base salary for the CEO, 2.25 times base salary for Mr. Croyle and two times base salary for the other NEOs. In establishing award levels, the Committee did consider the equity ownership levels of the NEOs and prior awards that were fully vested.

In 2006, the LTIP awards were comprised of 20% stock options, 20% restricted stock and 60% performance shares.

•	Stock Options: vest in equal installments over a three-year period. The grant date for stock option awards is the date of the Committee or Board meeting when such award was approved. The option exercise price is the reported average of the high and low sales price of our common stock as reported on the New York Stock Exchange (“NYSE”) on the immediately preceding trading date. The value of stock options granted was determined using a Black-Scholes valuation model.

•	Restricted Stock: vests in equal installments over a three-year period, other than the CEO and Mr. Croyle’s grants which cliff-vest three years from the date of grant. Dividends accrue from the date of grant and are paid at the time of vesting. The value of restricted stock granted was based on the average of the high and low sales price of our common stock as reported on the NYSE on the preceding trading date, reduced by a discount rate to reflect the time-based restrictions on the stock. The discount rates ranged from 12% to 17% in 2006.

•	Performance Shares: are based on a performance period of three years and the number of performance shares ultimately awarded, if any, is determined by:

•	50% based on total stockholder return (TSR) over a three-year period, relative to the peer group; and

•	50% based on return on investment (ROI) over a three-year period, relative to the peer group. ROI is defined as operating income divided by (total assets less current liabilities).

•	The maximum award for each metric depends on the Company’s ranking in the group, assuming both TSR and ROI are positive:

•	First — 200% of target payout

•	Second — 167% of target payout

•	Third — 133% of target payout

•	Fourth — 100% of target payout

•	Fifth — 25% of target payout

•	Sixth or seventh — no payout

Lesser awards are made if either or both of the TSR and ROI are negative, even if our peer group rating was positive. Annual LTIP awards are expected to be made at the Committee’s regularly scheduled meeting at the time of our Annual Meeting of Stockholders. Any equity awards to newly hired executive officers are made at the next regularly scheduled Committee meeting on or following the hire date. Prior to 1996, options granted had an exercise price of $1 per share. From 1996 to 2003, certain options were granted with a discounted exercise price and, since 2003, all opdtions have had market-based exercise prices.

Stock Ownership Guidelines

We believe it is important for our executives to build and maintain a significant personal investment in our common stock. In January 2006, the Board of Directors approved the following stock ownership guidelines for our NEOs:

Position	Value to be Retained

CEO	Five times base salary
Other NEOs	Three times base salary

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants (including outstanding restricted stock and any restricted stock award, performance awards or stock option grants made after January 2006) until his or her ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments.

Perquisites

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•	Use of Company vehicle: We provide the NEOs with a company vehicle for use for travel to and from the office and business-related events. The Company pays for all maintenance, insurance and gasoline for such vehicles.

•	Use of club membership: The Company pays for the initiation fee and monthly membership fees for certain golf or social clubs for the NEOs. The Company has encouraged management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and vendors.

•	Use of Company entertainment facilities/airplane: In 2006, the Company maintained a house in Florida and hunting leases in South Texas as well as various sporting and other entertainment event tickets to be used to entertain customers and vendors and for team building visits. Each of these items had a business purpose. Sometimes, NEOs are permitted to bring family members while entertaining third parties. For many of these events, Company-owned planes were used for travel. In 2006, none of the NEOs used the Company-owned aircraft for personal reasons.

•	Executive physical program: At our expense, each of the NEOs is allowed to have a complete and professional personal physical exam on an annual basis.

•	Supplemental retirement plan: Each of the NEOs receives incremental retirement benefits under the Company’s supplemental retirement plan.

Benefits

The NEOs also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to one-half of the first 6% of salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs. For pension and SERP benefits payable as of December 31, 2006 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table on page 18.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of our NEOs and independent directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company began accounting for stock-based compensation including its LTIP awards, in accordance with the requirements of SFAS No. 123R.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s NEOs to $1,000,000 per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation to its executive officers and will continue to do so in the future. However, the Committee may (and has in the past) elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

P. Dexter Peacock, Chairman
Sir Graham Hearne
John R. Huff
H. E. Lentz

March 13, 2007

EXECUTIVE COMPENSATION

The following table summarizes executive compensation received by our NEOs for 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Nonequity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

D. F. McNease,	2006	$600,000	$516,667	$1,704,411	$375,771	$113,333	$504,062	$45,941	$3,860,185
Chairman and CEO
R. G. Croyle,	2006	$450,000	$322,833	$958,780	$211,392	$86,667	$194,203	$19,120	$2,242,995
Vice Chairman and CAO
J. L. Buvens, EVP,	2006	$280,000	$162,267	$522,332	$116,926	$53,333	$125,978	$12,057	$1,272,893
Legal
M. A. Keller, EVP,	2006	$280,000	$162,600	$522,332	$116,926	$53,000	$120,606	$24,055	$1,279,519
Business Development
D. P. Russell, EVP,	2006	$280,000	$163,267	$522,332	$116,926	$52,333	$124,623	$18,134	$1,277,615
Drilling Operations
W. H Wells, VP,	2006	$275,000	$161,083	$513,015	$114,834	$50,667	$58,328	$14,796	$1,187,723
Finance and CFO

(1)	Amounts reflect annual salaries effective May 1, 2006.

(2)	Amounts reflect 2006 awards under the Bonus Plan that were paid in March 2007.

(3)	Amounts reflect aggregate estimated fair values for 2006 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $42.98 per share: McNease — 9,880 shares; Croyle — 5,558; Buvens, Keller and Russell — 2,889 shares each; and Wells — 2,838 shares. Each of the following performance share targets was valued at $43.18 per share: McNease — 29,638 shares; Croyle — 16,672; Buvens, Keller and Russell — 9,221 shares each; and Wells — 9,056 shares.

(4)	Amounts reflect estimated fair values for 2006 stock option awards using the Black-Scholes valuation model which is being recognized as compensation expense by the Company. Each of the following stock options was valued at $18.35 per share: McNease — 20,478 shares; Croyle — 11,520; Buvens, Keller and Russell — 6,372 shares each; and Wells — 6,258 shares.

(5)	Amounts reflect 2006 awards under the Profit Sharing Plan that were paid in January 2007.

(6)	Amounts reflect the aggregate increase during 2006 in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See page 18 for further information regarding NEO retirement benefits.

(7)	All other compensation for 2006 included the following:

		Perquisites
	Company		Club Memberships and
	Contributions to	Personal Use of	Entertainment
Name	Savings Plan(a)	Company Vehicle(b)	Facilities(c)	Total

D. F. McNease	$6,600	$16,938	$22,403	$45,941
R. G. Croyle	$6,600	$5,697	$4,323	$16,620
J. L. Buvens	$6,600	$5,457	—	$12,057
M. A. Keller	$6,600	$5,689	$11,766	$24,055
D. P. Russell	$6,450	$5,716	$3,468	$15,634
W. H. Wells	$6,463	$8,333	—	$14,796

(a)	Amounts reflect matching contributions made on behalf of each NEO in 2006 to the Savings Plan.

(b)	Amounts reflect the estimated cost of commuting miles driven during 2006 based upon the Company’s per mile cost for each vehicle. The NEOs did not otherwise use their vehicles for personal use.

(c)	Amounts reflect payments made on behalf of or reimbursements made to each NEO during 2006 for memberships to dining, golf or country clubs.

2006 Grants of Plan-Based Awards

The following table sets forth information regarding the grants of restricted stock, performance shares and stock options during 2006 to our NEOs.

								All Other	All Other
		Estimated Future Payout Under						Stock	Option	Fair Value of
		Non-Equity Incentive Awards(1)			Estimated Future Payout Under Equity Incentive Awards(2)			Awards	Awards	Stock and
	Grant		Target	Maximum	Threshold	Target	Maximum	(# Shares)	(# Shares)	Option Awards
Name	Date	Threshold	($)	($)	(#)	(# Shares)	(# Shares)	(3)	(4)	($ per Share)(5)

D. F. McNease	4/28/2006	—	$450,000	$900,000	—	29,638	59,276	9,880	20,478	$42.98, 18.35
R. G. Croyle	4/28/2006	—	$292,500	$585,000	—	16,672	33,344	5,558	11,520	$42.98, 18.35
J. L. Buvens	4/28/2006	—	$154,000	$308,000	—	9,221	18,442	2,889	6,372	$42.98, 18.35
M. A. Keller	4/28/2006	—	$154,000	$308,000	—	9,221	18,442	2,889	6,372	$42.98, 18.35
D. P. Russell	4/28/2006	—	$154,000	$308,000	—	9,221	18,442	2,889	6,372	$42.98, 18.35
W. H. Wells	4/28/2006	—	$151,250	$302,500	—	9,056	18,112	2,838	6,258	$42.98, 18.35

(1)	Reflects the range of bonus that potentially could have been earned during 2006 based upon the achievement of performance goals under our Profit Sharing and Bonus Plans. The amounts actually earned in 2006 have been determined, were paid in January and March of 2007, and are reflected in the summary compensation table above.

(2)	Reflects the range of shares of common stock that potentially could be paid out in respect of performance share awards granted to the NEOs on April 28, 2006. The actual payout will be determined as follows: (a) 50% will be based on TSR over the three-year period ending April 28, 2009, relative to a peer group, and (b) 50% will be determined based on ROI over the three-year period ending April 28, 2009, relative to a peer group.

(3)	Reflects the number of shares of restricted stock granted on April 28, 2006 to our NEOs under our LTIP. The award made to Mr. McNease cliff vests on April 28, 2009. The vesting of Mr. Croyle’s restricted stock award was accelerated upon his retirement effective December 31, 2006. The awards to the remaining NEOs vest in one-third increments over a three-year period.

(4)	Reflects the number of stock options granted on April 28, 2006 under our LTIP. The options vest in one-third increments over a three-year period, except for those granted to Mr. Croyle which were vested upon his retirement effective December 31, 2006. The exercise price was set at the mean of the high and low sales price on the New York Stock Exchange on April 27, 2006, or $43.85 per share.

(5)	The dollar values of restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 of the Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information regarding the number of shares of unexercised stock options and debentures and the number of shares and value of unvested restricted stock outstanding on December 31, 2006 for our NEOs.

	Option and Debenture Awards(1)					Stock Awards
				Option			Market
	Shares	Shares		Exercise or			Value of		Market
	Underlying	Underlying	Shares	Debenture	Option or	Shares	Shares		Value of
	Exercisable	Unexer-	Underlying	Conversion	Debenture	That Have	That Have	Unearned	Unearned
	Options or	cisable	Unearned	Prices	Expiration	Not Vested	Not Vested	Shares	Shares
Name	Debentures (#)	Options (#)	Options (#)	($)	Dates	(#)	($)(2)	(#)(3)	($)(2)

D. F. McNease	16,807	—	—	$29.75	4/24/2008	85,180	$2,827,976	61,038	$2,026,462
	35,009	—	—	$28.25	4/27/2010
	60,000	—	—	$32.00	4/26/2011
	11,693	—	—	$13.12	9/20/2011
	50,000	—	—	$18.45	7/25/2012
	175,000	75,000	—	$21.19	4/25/2013
	67,500	67,500	—	$25.27	7/21/2014
	10,925	32,775	—	$24.98	5/17/2015
	—	20,478	—	$43.85	4/28/2016
R. G. Croyle	16,807	—	—	$29.75	4/24/2008	—	—	33,372	$1,107,950
	35,009	—	—	$28.25	4/27/2010
	60,000	—	—	$32.00	4/26/2011
	50,000	—	—	$18.45	12/31/2011
	75,000	—	—	$21.19	12/31/2011
	67,500	—	—	$25.27	12/31/2011
	23,300	—	—	$24.98	12/31/2011
	11,520	—	—	$43.85	12/31/2011
J. L. Buvens	11,250	—	—	$4.06	4/22/2009	7,989	$265,235	19,721	$654,737
	12,000	—	—	$22.00	4/26/2011
	12,473	—	—	$13.12	9/20/2011
	6,700	3,350	—	$21.19	4/25/2013
	27,500	27,500	—	$25.27	7/21/2014
	3,650	10,950	—	$24.98	5/17/2015
	—	6,372	—	$43.85	4/28/2016
M. A. Keller	10,000	—	—	$19.75	4/24/2008	7,989	$265,235	19,721	$654,737
	15,000	—	—	$4.06	4/22/2009
	20,000	—	—	$18.25	4/27/2010
	12,000	—	—	$22.00	4/26/2011
	12,473	—	—	$13.12	9/20/2011
	6,700	3,350	—	$21.19	4/25/2013
	27,500	27,500	—	$25.27	7/21/2014
	3,650	10,950	—	$24.98	5/17/2015
	—	6,372	—	$43.85	4/28/2016
D. P. Russell	1,675	1,675	—	$21.19	4/25/2013	7,464	$247,805	18,621	$618,217
	5,000	5,000	—	$25.27	7/21/2014
	3,275	9,825	—	$24.98	5/17/2015
	—	6,372	—	$43.85	4/28/2016
W. H. Wells	9,000	—	—	$22.00	4/26/2011	6,888	$228,682	17,456	$579,539
	2,513	2,512	—	$21.19	4/25/2013
	12,500	12,500	—	$25.27	7/21/2014
	2,925	8,775	—	$24.98	5/17/2015
	—	6,258	—	$43.85	4/28/2016

(1)	Amounts reflect remaining stock options granted and debentures issued between April 24, 1998 and April 28, 2006. Stock options were issued to each NEO pursuant to the 1988 Nonqualified Stock Option Plan, as amended, or the LTIP. Stock options generally become exercisable pro rata over a three- or four-year service period, and all options not exercised expire ten years after the date of grant. The debentures were issued to

Messrs. McNease and Croyle pursuant to the 1998 Convertible Debenture Incentive Plan and are initially convertible into preferred stock, which has no voting rights (except as required by law or the Company’s charter), no dividend and a nominal liquidation preference.

(2)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our common stock ($33.20) on December 29, 2006.

(3)	Performance awards shown assume a target payout. Such shares will not be paid out, if at all, until after the performance period ends on April 28, 2009.

2006 Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2006 for our NEOs.

	Option Awards
	Number of
	Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)

D. F. McNease	—	—	5,100	$203,031
R. G. Croyle	97,328	$2,970,757	46,458	$1,560,418
J. L. Buvens	20,000	$515,000	1,700	$67,677
M. A. Keller	—	—	1,700	$67,677
D. P. Russell	—	—	1,525	$60,710
W. H. Wells	19,354	$511,223	1,350	$53,744

(1)	The amounts set forth in this column equal the number of shares of stock acquired upon exercise during 2006 multiplied by the difference between the option exercise price and closing price of our common stock on the dates of exercise.

(2)	The amounts set forth in this column equal the number of shares of restricted stock that vested during 2006 multiplied by the closing price of our common stock on the date of vesting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Number of
	Securities to be		Weighted
	Issued Upon		Average Exercise		Number of Securities
	Exercise of		Price of		Remaining Available
	Outstanding		Outstanding		for Future Issuance
	Options, Warrants		Options, Warrants		Under Equity
Plan Category	and Rights		and Rights		Compensation Plan

Equity compensation plans approved by security holders	4,132,476	(a)	$23.37	(a)	2,556,640	(b)
Equity compensation plans not approved by security holders	—		—		—
Total	4,132,476		$23.37		2,556,640

(a)	Includes the following equity compensation plans: the Restated 1988 Nonqualified Stock Option Plan, as amended, had options for 2,728,556 shares of common stock outstanding at December 31, 2006 with a weighted average exercise price of $21.10 per share; the 1998 Nonemployee Directors Stock Option Plan had options for 86,000 shares of common stock outstanding at December 31, 2006 with a weighted average exercise price of $22.80 per share; the 1998 Convertible Debenture Incentive Plan, as amended, had $28.2 million of employee debentures outstanding at December 31, 2006, convertible into 1,105,718 shares of common stock at a weighted average conversion price of $27.63 per share and the LTIP had options for 212,202 shares of common stock outstanding at December 31, 2006 with a weighted average exercise price of $30.62 per share.

(b)	Amount reflects shares of common stock available for issuance under the LTIP. Amount (1) includes the issuance of 43,200 restricted stock units to our non-employee directors and (2) assumes the issuance of 215,291 shares in connection with outstanding performance awards, under which from 0 to 430,582 shares collectively may be issued in May 2008 and April 2009 depending upon the Company’s TSR and ROI over the three-year periods then ended.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our stockholders.

Pension Benefits Table

The table below shows the present value of accumulated benefit for each NEO at December 31, 2006, utilizing a discount rate of 5.92% for both the Company’s pension plan and Company’s benefit restoration plan (“SERP”).

		Number of Years
		of Credited	Present Value of	Payments During
NEO	Plan Name	Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)

D. F. McNease	Pension Plan	32	$1,406,416	—
	SERP	32	1,734,394	—
R. G. Croyle	Pension Plan	33	1,553,015	—
	SERP	33	1,351,274	—
J. L. Buvens	Pension Plan	26	944,256	—
	SERP	26	84,891	—
M. A. Keller	Pension Plan	14	602,864	—
	SERP	14	43,368	—
D. P. Russell	Pension Plan	22	526,031	—
	SERP	22	30,740	—
W. H. Wells	Pension Plan	12	297,479	—
	SERP	12	11,176	—

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change of control as of December 31, 2006 under the Company’s pension plan and SERP:

Voluntary Termination, Involuntary Termination or Change in Control

			Monthly Annuity	Monthly Annuity —
			— Age 60	January 1, 2007
	Plan Name	Age at 12/31/2006	Commencement	Commencement

D. F. McNease	Pension Plan	55.53	$9,823	$7,613
	SERP	55.53	11,500	8,912
R. G. Croyle	Pension Plan	63.85	N/A	10,142
	SERP	63.85	N/A	8,346
J. L. Buvens	Pension Plan	50.97	7,849	4,284
	SERP	50.97	670	366
M. A. Keller	Pension Plan	54.61	4,360	3,180
	SERP	54.61	298	217
D. P. Russell	Pension Plan	45.61	5,842	1,910
	SERP	45.61	324	106
W. H. Wells	Pension Plan	44.69	3,482	1,044
	SERP	44.69	124	37

RATIFICATION OF INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP has been appointed as principal auditors for the Company for the year ending December 31, 2007. We are asking you to ratify that appointment.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders on May 8, 2007 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

The Audit Committee recommends you vote FOR this proposal.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-employee members of the Board of Directors: William T. Fox III (Chairman), Frederick R. Lausen and P. Dexter Peacock. The Audit Committee operates under a written charter adopted by the Board of Directors, which was included in last year’s proxy statement and is available on the Company’s website at www.rowancompanies.com. Each of the members of the Audit Committee meets the independence requirements of the New York Stock Exchange currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2006.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2006

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2006. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board No. 1 regarding independence discussions with audit committees, and the Audit Committee has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s financial statements for fiscal year 2007.

Submitted by:

William T. Fox III, Chairman
Frederick R. Lausen
P. Dexter Peacock

Date: March 15, 2007

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The table below sets forth the fees paid to Deloitte & Touche LLP over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

Fees billed by Deloitte & Touche LLP in 2006 and 2005 were as follows:

	2006	2005

Audit fees(a)	$3,747,606	$2,714,360
Audit-related fees(b)	20,563	53,929
Tax fees(c)	148,822	109,427
All other fees	—	—

Total	$3,916,991	$2,877,716

(a)	Fees for audit services billed in 2006 and 2005 consisted of:

• Audit of the Company’s annual financial statements;

• Reviews of the Company’s quarterly financial statements;

• Statutory audits;

• Comfort letters, consents and other services related to Securities and Exchange Commission matters; and

• Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2006 and 2005 consisted of employee benefit plan and agreed-upon procedures engagements.

(c)	Fees for tax services billed in 2006 and 2005 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

ADDITIONAL INFORMATION

Certain Transactions

In previous years, certain officers of the Company issued promissory notes in favor of Rowan in connection with their purchases from Rowan of one or more series of Floating Rate Subordinated Convertible Debentures. The promissory notes bear interest at the same rate as the debentures, prime + .5%, and mature at various dates from 2008-2011. The promissory notes are secured by a pledge of the debentures purchased and contain provisions for set-off, effectively protecting the Company from any credit risk since the face amount of the debentures are equal to the amount of the notes. All such promissory notes pre-dated enactment of the Sarbanes-Oxley Act of 2002. The largest amounts of such promissory notes outstanding during 2006 and the amounts outstanding at December 31, 2006 were as follows:

			Outstanding at
	Largest Amount		December 31,
	Outstanding		2006

D. F. McNease	1,489,000(a	)	1,489,000
R. G. Croyle	1,989,000(a	)	1,489,000
D. C. Eckermann	1,165,000(b	)	1,165,000

(a)	Issued in connection with both 1986 Plan and 1998 Plan debentures

(b)	Issued in connection with 1998 Plan debentures

The Company employs certain individuals who are related to either our CEO or one of our NEOs as follows.

Mr. Michael D. Dubose, our manager of North Sea operations since 2000, joined the Company in 1978 and is the brother-in-law of D. F. McNease, our CEO. Mr. Dubose received approximately $386,000 in compensation in 2006 ($168,000 in base wages, $115,000 in expatriate wages that include tax payments, $70,000 in profit sharing and bonus, $20,000 in restricted stock value and $13,000 relating to amendments of certain stock options).

Mr. Matt G. Keller, has been the manager of our hunting lease camps since August 2006 and is the brother of Mark A. Keller, one of our NEOs. From January 2002 to August 2006, Matt Keller was a Vice President at one of our manufacturing subsidiaries. In 2006, he received approximately $188,000 in compensation ($118,000 in base wages, $44,000 in profit sharing and bonus, $10,000 in restricted stock value, $13,000 relating to amendments of certain stock options and $2,900 relating to use of a company vehicle). In addition, in 2006, Mr. Keller exercised options to purchase a total of 4,000 shares of our common stock from grants made in 1996 and 1997, for which he received $137,000 in proceeds.)

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with Sarbanes-Oxley and our Code of Business Conduct and Ethics for Directors, Officers and Employees of the Company. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. The Audit Committee is responsible for reviewing all related person transactions and potential conflict of interest situations involving employees where appropriate. Each of the transactions listed above was reviewed by the Audit Committee and approved by the Board of Directors. The Nominating and Corporate Governance Committee reviews all potential related party transactions involving directors.

Stockholder Proposals

If a stockholder submits a proposal at this meeting, it will not be considered timely and Rowan’s appointed proxies will have and intend to exercise discretionary voting authority with respect to such proposal. Any stockholder who wishes to submit a proposal for presentation at the 2008 Annual Meeting of Stockholders and for inclusion in the proxy statement and proxy card must forward such proposal to the Secretary of the Company, at the address indicated on page 24, so that the Secretary receives it no later than December 6, 2007.

Under our Bylaws, nominations for director must be received by the Secretary of the Company at the address indicated on page 24, no later than March 7, 2008, and must otherwise comply with our Bylaws. Currently, other stockholder proposals submitted for consideration at Rowan’s 2008 Annual Meeting of Stockholders (but not for inclusion in the proxy statement or proxy card) must be received by the Secretary of the Company at the address indicated on page 24 no later than February 19, 2008.

If such timely notice of a stockholder proposal is given but is not accompanied by a written statement in compliance with applicable securities laws, Rowan’s appointed proxies are authorized to exercise discretionary voting authority with respect to such proposal, as described under “Other Business” on page 2 of this proxy statement, if it is presented at the 2008 Annual Meeting.

Director Nominations

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.

Stockholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Bylaws, as may be amended from time to time. Stockholders may submit in writing recommendations for consideration by the Committee to our Secretary at the address listed under “Questions?” on page 24.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Committee to consider. The complete description of the requirements for stockholder nomination of director candidates is contained in our Bylaws.

Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all stockholders of the Company. They must also have substantial experience at the policy-making level in business, government, technology, engineering, energy, finance, law or in other areas that are relevant to our business and operations. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

Evaluation of any stockholder recommendation is the responsibility of the Nominating and Corporate Governance Committee under its charter, which is posted on the Company’s website at www.rowancompanies.com. The Committee will evaluate a person recommended by a stockholder in the same manner as any other person it considers, and reserves the right to request additional background and supporting information to evaluate each candidate nominated by a stockholder.

After reviewing the materials submitted by a stockholder, if the Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of that person at the next annual meeting.

We have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.

As of March 15, 2007, we had received one recommendation from a stockholder for a potential director candidate. The Committee reviewed such candidate and decided not to recommend such candidate to serve on our Board of Directors.

Director Independence

At least a majority of the directors of the Company must be independent directors, in accordance with the definition of “independence” under NYSE rules, and free from any relationship that in the determination of the Board would interfere with the exercise of independent judgment as a director of the Company. All members of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee must be independent directors.

The directors that the Board has determined to be independent are: Messrs. Fox, Huff, Kramek, Lausen, Lentz and Peacock, Sir Graham Hearne and Lord Moynihan. The Board has determined that these directors meet the NYSE standards for independence and are also free from any material relationships that in the opinion of the Board would interfere with their exercise of independent judgment.

Under the rules of the NYSE, the Board has adopted categorical standards to assist in making determinations of the independence of directors and nominees for director. Under these standards, the Board has determined that any of the following business relationships would not, on its own, prevent a director from being considered by the Board to be an independent director: if the director is a consultant or advisor to, or is employed by, affiliated or associated with, a law firm, investment bank, or lender to which the Company has made payments (other than any reimbursement or repayment of principal) during any of the preceding three fiscal years that do not exceed 2% of the annual gross revenues of the other entity.

The Board considers all material relationships with each director and all facts and circumstances it deems relevant in making its independence determinations. In connection with these independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered all of the relationships between each director and the Company, including those relationships deemed immaterial under the categorical standards for independence determinations, and in particular the following relationships:

Mr. Lentz, a Class I Director of the Company, is an Advisory Director of Lehman Brothers Inc., an investment banking firm that has provided investment banking services to the Company in the past. In 2004, the Company paid an underwriting commission in connection with its sale of 11.5 million shares of common stock. The underwriting agreement provided that the investment banking firm’s commission depended upon the proceeds it received upon its sale of Company common stock, and such proceeds and, therefore, such commission are not known by the Company. Both the common stock sale and the underwriting agreement were negotiated by the Company and approved by the Company’s Board of Directors.

Mr. Peacock, a Class I Director of the Company, is Of Counsel to Andrews Kurth LLP. The Company seeks legal advice from many different law firms; we often rely on Andrews Kurth for corporate and securities law matters. During 2006, Rowan paid Andrews Kurth approximately $143,000 in legal fees, which the Company believes reflected market rates for services rendered. The 2006 fees were a small portion of total legal fees paid by the Company and the Company believes such fees represented less than one-hundredth of one percent (0.001%) of the law firm’s 2006 revenues. These fees were approved by the Board of Directors. Mr. Peacock is not eligible for any bonus from the firm, and his compensation is not related in any way to services provided to us by Andrews Kurth.

The Nominating and Corporate Governance Committee and the Board of Directors determined that these relationships are not material and that each of these directors is “independent” within the meaning of the rules of the NYSE.

Communications with Directors

Interested parties and stockholders may communicate with the Chairs of our Nominating and Corporate Governance, Audit, and Compensation committees or with our independent directors as a group by mail through our Secretary at the address listed under “Questions?” on page 24.

Communications to one or more directors will be collected and organized by our Secretary under procedures approved by our independent directors. The Secretary will forward all communications to the appropriate committee Chairman or to the identified director as soon as practicable.

Audit Committee Financial Expert

The Board of Directors has determined that William T. Fox III, a Class I director and the current Audit Committee Chair, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Securities Exchange Act of 1914 to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Rowan common stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2006, except for filings relating to dividends paid on RSUs on behalf of Messrs. Fox, Lausen, Lentz and Lord Moynihan with respect to six dividend payments, Sir Graham Hearne and Mr. Peacock with respect to five dividend payments and Mr. Huff with respect to three dividend payments.

Form 10-K

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Corporate Secretary of the Company, at the Company’s principal address shown below.

Other Items Available

The Company’s corporate governance guidelines, the charters for the committees of the Board of Directors and our Code of Business Conduct and Ethics for Directors, Officers and Employees of the Company are available on our website at www.rowancompanies.com and will be provided to any stockholder who so requests in writing to the Secretary at the address noted below.

Questions?

If you have any questions or need more information about the Annual Meeting of Stockholders, please write to us at our principal executive offices:

Melanie M. Trent, Secretary
Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6189

Rowan Companies, Inc. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors approves and recommends a vote FOR the listed nominees and FOR Proposal 2. 1. Election of Class I Directors: For Withhold For Withhold For Withhold + 01 — William T. Fox, III 02 — Sir Graham Hearne 03 — Henry E. Lentz 04 — P. Dexter Peacock For Against Abstain 2. The ratification of the appointment of Deloitte & Touche LLP 3. Authorizing the proxies, in their discretion, to vote on any as independent auditors for 2007. other matter properly coming before the meeting or any adjournment or postponement thereof. B Non-Voting Items — Change of Name or Address Change of Address — Please print new name or address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Rowan Companies, Inc. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 8, 2007 The undersigned hereby appoints D. F. McNease and Melanie M. Trent proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side hereof, all the shares of stock of Rowan Companies, Inc. (“Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 8, 2007, or any adjournment or postponement thereof. IF A CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED. (Continued and to be voted on reverse side.)

Rowan Companies, Inc. Internet and Telephone Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors approves and recommends a vote FOR the listed nominees and FOR Proposal 2. 1. Election of Class I Directors: For Withhold For Withhold For Withhold + 01 — William T. Fox, III 02 — Sir Graham Hearne 03 — Henry E. Lentz 04 — P. Dexter Peacock For Against Abstain 2. The ratification of the appointment of Deloitte & Touche LLP 3. Authorizing the proxies, in their discretion, to vote on any as independent auditors for 2007. other matter properly coming before the meeting or any adjournment or postponement thereof. B Non-Voting Items — Change of Name or Address Change of Address — Please print new name or address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Rowan Companies, Inc. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 8, 2007 The undersigned hereby appoints D. F. McNease and Melanie M. Trent proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side hereof, all the shares of stock of Rowan Companies, Inc. (“Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 8, 2007, or any adjournment or postponement thereof. IF A CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED. (Continued and to be voted on reverse side.)